EXHIBIT 99.1

TRW Automotive
12001 Tech Center Drive
News Release	Livonia, MI 48150

Investor Relations Contact:
Mark Oswald
(734) 855-3140

Media Contact:
John Wilkerson
(734) 855-3864
TRW Raises New Term Loans and Amends Its Primary Credit Facility; Completes Steps Resulting in Strengthened Capital Structure
LIVONIA, MICHIGAN, December 22, 2009 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today announced it has raised $400 million of new term loans of which $225 million matures on May 30, 2015 and $175 million matures on May 30, 2016, both subject to certain conditions. Proceeds from the new $400 million term loans, together with cash on hand were used to repay the outstanding balances of previously existing term loans, which had earlier maturities than the newly issued term loans.
In addition, the Company has finalized an agreement with lenders representing 70% of commitments to amend and extend the revolving credit facility under its existing secured credit agreement. Certain lenders participating in the Company’s revolving credit facility have agreed to extend the maturity of their commitments under that facility to November 30, 2014 from May 9, 2012, subject to certain conditions. As a result, the Company has $1,256 million of an undrawn revolving credit facility through May 2012 and $845 million through November 2014. Each lender that agreed to extend the maturity of its revolving commitment was permitted to reduce its revolving commitment by up to 20 percent at its election and received an upfront fee. Lenders under the revolving credit facility not agreeing to the extension ($411 million of the previous $1,352 million of commitments) will continue to hold their commitments through May, 2012.
Detailed information on the changes to the senior secured credit facilities can be found in the Company’s 8-K filing today.

The new term loans as well as the amendment of the Company’s credit facility, which includes the extension of its revolver, as described above, reflect the completion of several steps taken during the second half of 2009 that, together with the Company’s solid operating results, have significantly improved the strength and flexibility of TRW’s capital structure. Key components implemented include:
•	Completion of a public offering of 16.1 million shares of common stock in August 2009 providing net proceeds of $269 million to the Company.

•	Completion of a $259 million, 3.50% exchangeable senior notes offering and a $250 million 8.875% senior unsecured notes offering, both in November 2009 providing combined net proceeds of $493 million to the Company.

•	Raised $400 million of new term loans. Proceeds from this, together with cash on hand, were used to pay off the Company’s existing term loans.

•	Amended the Company’s primary credit facility which included extending $845 million of its revolver commitments to November 2014.
Completion of the above steps allowed TRW to reduce the overall debt level of the Company by issuing incremental equity; substantially extend the maturities of its debt structure; secure significant liquidity through the extension of a portion of its currently undrawn revolving credit facility resulting in $1,256 million of availability through May 2012 and $845 million through November 2014; and decrease the level of secured senior debt, which provides the Company flexibility for further secured borrowings if needed.
“Completing the equity and debt offerings, as well as amending our primary credit facility to extend a substantial portion of our revolver, provides increased flexibility to manage TRW’s capital structure in support of the Company’s future growth”, said John C. Plant, President and Chief Executive Officer. “The Company is well positioned to take advantage of the industry rebound given its strengthened balance sheet.”
About TRW
With 2008 sales of $15.0 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 26 countries and employs approximately 64,000 people worldwide. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated.
Forward-Looking Statements
This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements are subject to numerous assumptions, risks and uncertainties which can cause our actual results to differ materially from those suggested by the forward-looking statements, including those set forth in our Report on Form 10-K for the fiscal year ended December 31, 2008 (our “Form 10-K”), and in our Reports on Form 10-Q for the quarters ended April 3, July 3 and October 2, 2009, such as: any prolonged contraction in automotive sales and production adversely affecting our results, liquidity or the viability of our supply base; the financial condition of OEMs, particularly the Detroit Three, adversely affecting us or the viability of our supply base; disruptions in the financial markets adversely impacting the availability and cost of credit negatively affecting our business; our substantial debt and resulting vulnerability to economic or industry downturns and to rising interest rates; escalating pricing pressures from our customers; commodity inflationary pressures adversely affecting our profitability and supply base; our dependence on our largest customers; any impairment of a significant amount of our goodwill or other intangible assets; costs of product liability, warranty and recall claims and efforts by customers to adversely alter contract terms and conditions concerning warranty and recall participation; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; any increase in the expense and funding requirements of our pension and other postretirement benefits; risks associated with non-U.S. operations, including foreign exchange risks and economic uncertainty in some regions; work stoppages or other labor issues at our facilities or at the facilities of our customers or suppliers; volatility in our annual effective tax rate resulting from a change in earnings mix or other factors; costs or liabilities relating to environmental, health and safety regulations; assertions by or against us relating to intellectual property rights; the possibility that our largest stockholder’s interests will conflict with our or our other stockholders’ interests; and other risks and uncertainties set forth in our Form 10-K and in our other filings with the Securities and Exchange Commission. We do not undertake any obligation to release publicly any update or revision to any of the forward-looking statements.
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